Exhibit 99.1

Press Release

Shire delivers record full-year revenue and strong double digit growth in Non GAAP diluted earnings per ADS
Transformational M&A achieved through NPS and Dyax acquisitions and the announced combination with Baxalta
Positioned for future growth with most robust pipeline in Shire’s history
February 11, 2016 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the year to December 31, 2015.

Financial Highlights	Full Year 2015	Growth(1)	Non GAAP CER(1)(2)
Product sales	$6,100 million	+5%(3)	+9%(3)
Product sales excluding INTUNIV®	$6,035 million	+10%	+14%
Total revenues	$6,417 million	+7%	+11%

Non GAAP operating income	$2,786 million	+7%	+11%
US GAAP operating income	$1,420 million	-16%

Non GAAP EBITDA margin (excluding royalties & other revenues)(4)	43%	-1pps(5)
US GAAP net income margin(6)	20%	-37pps(7)

Non GAAP diluted earnings per ADS	$11.68	+10%	+14%
US GAAP diluted earnings per ADS	$6.59	-62%(7)

Non GAAP cash generation	$2,422 million	+1%
Non GAAP free cash flow	$2,222 million	-12%
US GAAP net cash provided by operating activities	$2,337 million	-45%(7)

(1) Results and percentages compare to the full financial year 2014.

(2) On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure.

(3) Product sales including NPS Pharmaceuticals Inc. (“NPS”) acquired on February 21, 2015.

(4) Non GAAP earnings before interest, tax, depreciation and amortization (“EBITDA”) as a percentage of product sales, excluding royalties and other revenues.

(5) Percentage point change (“pps”).

(6) US GAAP net income as a percentage of total revenues.

(7) US GAAP net income margin, diluted earnings per American Depositary Share (“ADS”) and net cash provided by operating activities in 2014 benefited from the receipt of a $1,635 million break fee in relation to the terminated offer for Shire by AbbVie Inc. (“AbbVie”).

The Non GAAP financial measures included within this release are explained on page 33 - 34, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 24 - 30.

Full Year & Recent Highlights:

•	Delivered product sales growth of 10% excluding INTUNIV (14% on a Non GAAP CER basis) driven by the strong performance from VYVANSE®, CINRYZE®, FIRAZYR®, LIALDA®/MEZAVANT®, and the inclusion of GATTEX®/REVESTIVE® and NATPARA®.

•	Achieved Non GAAP diluted earnings per ADS growth of 10% (14% on a Non GAAP CER basis), exceeding our upgraded guidance provided in Q2 2015, while investing in future growth drivers.

•	Expanded commercial portfolio with NPS-acquired products, GATTEX/REVESTIVE and NATPARA, and launch of VYVANSE in the Binge Eating Disorder (“BED”) adult indication.

•	Significantly progressed pipeline, now with 14 programs either in Phase 3 or Phase 3 ready.

•	Advanced opthalmic portfolio with the US Food and Drug Administration (“FDA”) acceptance of lifitegrast New Drug Application (“NDA”) resubmission on February 4, 2016 with a Prescription Drug User Fee Act (“PDUFA”) date of July 22, 2016, and the acquisition of Foresight Therapeutics, Inc.; SHP607 Phase 2 topline data in Retinopathy of Prematurity expected in mid-2016.

•	Closed the acquisitions of NPS in February 2015 and Dyax Corp. (“Dyax”) in January 2016.

•	Reached merger agreement with Baxalta Incorporated (“Baxalta”), which at closing would create the global leader in rare diseases; expected to deliver over $20 billion in annual revenues by 2020.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Flemming Ornskov, M.D. Chief Executive Officer, commented:

“In 2015, we significantly advanced our strategy to become a leading global biotechnology company focused on rare diseases and other specialty conditions. We executed significant acquisitions to deliver best-in-class therapies in our core therapeutic areas, further strengthened our position in rare diseases, and advanced our innovative dry eye treatment, lifitegrast, including the recent FDA acceptance of our NDA resubmission.

As we transformed our business in 2015, we also achieved record full year revenue and strong Non GAAP diluted earnings per ADS growth. I am particularly pleased with our top and bottom-line growth, delivered while we continued our investment in future growth drivers. Importantly, we again demonstrated our ability to accelerate the growth of rare disease assets that we have acquired, most recently with NPS.

Our continued focus on innovation has resulted in Shire entering 2016 with the most robust pipeline in its history, now with 14 programs either in Phase 3 or Phase 3 ready, and with the acquisition of Dyax and the planned combination with Baxalta, we are positioned for global leadership in rare diseases.

We expect to deliver strong results in 2016 as we anticipate generating double digit topline growth and a 7% to 10% increase in Non GAAP diluted earnings per ADS, while continuing to invest behind lifitegrast, Dyax and our pipeline. Our 2016 outlook includes the effect of the Dyax acquisition but excludes the effect of the announced combination with Baxalta.”

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FINANCIAL SUMMARY

Full Year 2015 Unaudited Results from Continuing Operations

	Full Year 2015			Full Year 2014
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	6,417	-	6,417	6,022	-	6,022
Operating income	1,420	1,366	2,786	1,698	895	2,593

Diluted earnings per ADS	$6.59	$5.09	$11.68	$17.28	($6.68)	$10.60

•	Product sales excluding INTUNIV were up 10% (up 14% on a Non GAAP CER basis), with growth driven by VYVANSE(1) (up 19% to $1,722 million), CINRYZE (up 23% to $618 million), LIALDA/MEZAVANT (up 8% to $684 million) and FIRAZYR (up 22% to $445 million). GATTEX/REVESTIVE and NATPARA acquired with NPS contributed 3 percentage points, or $166 million of product sales growth.

Product sales growth in 2015 was held back, as expected, by 4 percentage points due to the foreign exchange headwinds from the strong US dollar, primarily affecting sales of ELAPRASE®, REPLAGAL® and VPRIV®.

•	Total product sales were up 5% on 2014 (up 9% on a Non GAAP CER basis) at $6,100 million (2014: $5,830 million). Total product sales were held back by significantly lower INTUNIV sales (down 80% to $65 million) following the introduction of generic competition from December 2014.

•	Total revenues were up 7% to $6,417 million (2014: $6,022 million), due to our product sales growth and higher royalties and other revenues (up 65%), primarily $115 million of SENSIPAR® royalties acquired with NPS.

•	On a Non GAAP basis:

Operating income increased by 7% in 2015 to $2,786 million (2014: $2,593 million). Higher total revenues (up 7%), were partially offset by higher combined Research & Development expenditure (“R&D”) and Selling, General and Administrative expenditure (“SG&A”) (up 7%). R&D was up 5%, primarily due to the inclusion of NPS R&D costs and the continued advancement of our existing pipeline. SG&A increased 8%, as we invested behind current and anticipated product launches and included NPS operating costs.

We’ve delivered a strong Non GAAP EBITDA margin (excluding royalties and other revenues) of 43% (2014 : 44%), whilst continuing to invest in our expected future growth drivers, including the launch of VYVANSE for moderate to severe BED in adults, ahead of the anticipated approval and launch of lifitegrast in 2016 and behind the launches of GATTEX/REVESTIVE and NATPARA.

On a US GAAP basis (from continuing operations):

Operating income in 2015 was down 16% to $1,420 million (2014: $1,698 million), as 2015 included higher in-process research and development (“IPR&D”) impairment charges ($644 million in 2015 relating to SHP625 and SHP608), and higher intangible asset amortization charges following the acquisition of NPS, which were in part offset by a net credit from changes in the fair value of contingent consideration liabilities ($150 million).

•	Non GAAP diluted earnings per ADS increased 10% to $11.68 (2014: $10.60) primarily due to the higher Non GAAP operating income and the benefit of a lower Non GAAP effective tax rate in 2015.

On a US GAAP basis diluted earnings per ADS decreased 62% to $6.59 (2014: $17.28) primarily as a result of comparison to strong US GAAP diluted earnings per ADS in 2014 which benefited from the $1,635 million break fee received following AbbVie’s terminated offer for Shire.

•	Cash generation, a Non GAAP measure, was up 1% at $2,422 million (2014: $2,402 million). Higher cash receipts from product sales and royalties in 2015 was almost totally offset by higher operating

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(1) Lisdexamfetamine dimesylate (“LDX”) currently marketed as VYVANSE in the US and Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”) and in the US for the treatment of moderate to severe BED.

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expense payments, including payments in relation to integration, reorganization activities and employee retention payments following AbbVie’s terminated offer for Shire.

Free cash flow, also a Non GAAP measure, was down 12% to $2,222 million (2014: $2,529 million). Free cash flow in 2014 benefited from the $417 million repayment received from the Canadian revenue authorities.

On a US GAAP basis, net cash provided by operating activities was down 45% to $2,337 million (2014: $4,228 million). Net cash from operating activities in 2014 significantly benefited from the $1,635 million break fee in relation to AbbVie’s terminated offer for Shire and the $417 million repayment received from the Canadian revenue authorities.

•	Net debt (a Non GAAP measure) at December 31, 2015 was $1,459 million (December 31, 2014: net cash $2,119 million).

On a US GAAP basis, cash and cash equivalents were $136 million at December 31, 2015 (December 31, 2014: $2,982 million).

OUTLOOK

Following our strong revenue growth and double digit Non GAAP diluted earnings per ADS growth in 2015, we expect 2016 to be another strong year of financial performance for Shire.

This outlook includes the effect of the Dyax acquisition, which closed on January 22, 2016, but does not include the effect of the announced combination with Baxalta which is expected to close mid-2016.

We expect product sales to increase by 11% to 14% on a reported basis in 2016, and increase approximately 13% to 17% on a Non GAAP CER basis.

Royalties and other revenues are expected to increase by 5% to 10% in 2016 as we will benefit from a full year of SENSIPAR royalties and the addition of Dyax royalties.

Our Non GAAP gross margin is expected to be in line with 2015 (2015: 85.5%).

In 2016, we expect our combined Non GAAP R&D and SG&A costs to increase in the 12% to 14% range as we absorb the costs associated with Dyax, make commercial investments in support of our anticipated launch of lifitegrast in the second half of 2016, and invest in 14 programs in late stage clinical development.

With the recent close of the Dyax acquisition, funded by a $5.6 billion term loan bank facility, we expect our Non GAAP net interest and other expense to increase by approximately 1.5 to 2 times 2015 levels (2015: $49 million).

For 2016, we expect our effective tax rate on Non GAAP income to be in the range of 16% to 18%, before reverting to the longer term expectations of 17% to 19%.

Taken together, we expect Non GAAP diluted earnings per ADS growth in the 7% to 10% range in 2016 (9% to 13% on a Non GAAP CER basis).

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FINANCIAL SUMMARY

Fourth Quarter 2015 Unaudited Results

Financial Highlights	Q4 2015	Growth(1)	Non GAAP CER
Product sales	$1,624 million	+8%(2)	+12%(2)
Product sales excluding INTUNIV	$1,604 million	+10%	+14%
Total revenues	$1,716 million	+9%	+13%

Non GAAP operating income	$764 million	+17%	+19%
US GAAP operating income	$357 million	-26%

Non GAAP EBITDA margin (excluding royalties & other revenues)	43%	+2pps
US GAAP net income margin	16%	-121pps(3)

Non GAAP diluted earnings per ADS	$2.97	+13%	+15%
US GAAP diluted earnings per ADS	$1.42	-87%(3)

Non GAAP cash generation	$813 million	+2%
Non GAAP free cash flow	$709 million	-21%
US GAAP net cash provided by operating activities	$762 million	-70%(3)

(1) Percentages compare to equivalent 2014 period.

(2) Product sales including NPS acquired on February 21, 2015.

(3) US GAAP net income margin, diluted earnings per ADS and net cash provided by operating activities in Q4 2014 benefited from the receipt of a $1,635 million break fee in relation to AbbVie’s terminated offer for Shire.

•	Product sales excluding INTUNIV were up 10% (up 14% on a Non GAAP CER basis), with strong growth from VYVANSE (up 18% to $453 million), LIALDA/MEZAVANT (up 9% to $201 million) and FIRAZYR (up 23% to $125 million). GATTEX and NATPARA, acquired with NPS, contributed 4 percentage points or $58 million of product sales growth.

As anticipated, product sales growth in Q4 2015 was also held back by approximately 4 percentage points due to foreign exchange headwinds from the strong US dollar, primarily affecting sales of ELAPRASE, REPLAGAL and VPRIV.

•	Total product sales were up 8% on Q4 2014 (up 12% on a Non GAAP CER basis) at $1,624 million (Q4 2014: $1,501 million), held back by lower INTUNIV sales (down 58% to $20 million) following the introduction of generic competition in December 2014.

•	Total revenues were up 9% to $1,716 million (Q4 2014: $1,576 million), as Q4 2015 benefited from SENSIPAR royalties acquired with NPS.

•	On a Non GAAP basis:

Operating income increased 17% to $764 million (Q4 2014: $655 million) as combined R&D and SG&A (up 2%) grew at a slower rate than total revenues. R&D decreased by 2% compared to Q4 2014. SG&A increased by 4%, primarily due to the inclusion of NPS operating costs.

Non GAAP EBITDA margin (excluding royalties and other revenues) was 43%, up 2 percentage points compared to Q4 2014 (Q4 2014: 41%).

On a US GAAP basis (from continuing operations):

Operating income was down 26% to $357 million (Q4 2014: $481 million). US GAAP operating income in Q4 2015 included higher IPR&D intangible asset impairment charges ($120 million in 2015 relating to SHP625), charges of $47 million on re-measurement of contingent consideration liabilities primarily in relation to the acquisition of SARcode reflecting our increased confidence in lifitegrast, and higher intangible asset amortization charges on intangible assets acquired with NPS.

•	Non GAAP diluted earnings per ADS increased 13% to $2.97 (Q4 2014: $2.63), primarily due to the higher Non GAAP operating income.

On a US GAAP basis diluted earnings per ADS decreased 87% to $1.42 (Q4 2014: $11.02), primarily as a result of comparison to the US GAAP diluted earnings per ADS in Q4 2014, which included the

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$1,635 million break fee received following AbbVie’s terminated offer for Shire, and lower US GAAP operating income in Q4 2015.

•	Cash generation, a Non GAAP measure, was up 2% to $813 million compared to $800 million in Q4 2014. Higher cash receipts from product sales and royalties in Q4 2014 was offset by higher operating expense payments, including payments in relation to integration, reorganization activities and employee retention payments following AbbVie’s terminated offer for Shire.

Free cash flow, a Non GAAP measure, was down 21% to $709 million (Q4 2014: $892 million), as Q4 2014 benefited from the $169 million repayment from the Canadian revenue authorities.

On a US GAAP basis, net cash provided by operating activities was down 70% to $762 million (Q4 2014: $2,555 million), primarily due to comparison against Q4 2014 which included the receipt of the $1,635 million break fee received following AbbVie’s terminated offer for Shire and the $169 million repayment from the Canadian revenue authorities.

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FOURTH QUARTER 2015 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

INTUNIV – for the treatment of ADHD

•	Following approval by the European Commission in September 2015, INTUNIV has now been launched in Germany, the UK and Denmark. Additional launches are planned throughout 2016. Once-daily, non-stimulant INTUNIV (guanfacine hydrochloride prolonged release tablets) is approved in Europe for the treatment of ADHD in children and adolescents 6 to 17 years old for whom stimulants are not suitable, not tolerated or have been shown to be ineffective. INTUNIV must be used as part of a comprehensive ADHD treatment program, typically including psychological, educational and social measures.

•	Geographic expansion is further aided by the launch of INTUNIV XR in Canada for the treatment of ADHD in adolescents, which occurred on January 19, 2016, and submission on January 27, 2016 of a marketing application in Japan for the treatment of ADHD in patients 6 to 18 years old.

Pipeline

SHP606 (lifitegrast) – for the treatment of dry eye disease (“DED”)

•	On October 27, 2015 Shire announced positive topline results from OPUS-3, a phase 3 efficacy and safety study of lifitegrast versus placebo. These data showed OPUS-3 met the primary endpoint of significantly improving patient-reported symptoms of DED from baseline to day 84 (p=0.0007). Additionally, OPUS-3 met the secondary endpoints of symptom improvement from baseline to days 14 and 42 (p<0.0001 for both endpoints).

•	On January 22, 2016, Shire resubmitted the NDA for lifitegrast with the FDA in response to the complete response letter the company received from the FDA on October 16, 2015 and to include the positive data from OPUS-3. On February 4, 2016, Shire announced that the FDA acknowledged receipt of the resubmission of the NDA. The FDA determined that the submission is a complete response and has assigned a 6-month review period for the NDA and a PDUFA date of July 22, 2016.

Shire’s late stage pipeline continues to expand with a total of 14 programs either in Phase 3 or Phase 3-ready, representing the most robust late stage pipeline in Shire’s history.  Programs advancing into Phase 3 or Phase 3-ready include:

•	CINRYZE (SHP616) for the treatment of acute antibody mediated rejection.

•	A subcutaneous formulation of CINRYZE for routine prophylaxis against Hereditary Angiodema (“HAE”) attacks in adolescent and adult patients.

•	SHP621 for the treatment of adolescents and adults with Eosinophilic Esophagitis.

•	SHP643 (DX-2930), a Phase 3 fully humanized monoclonal antibody targeting plasma kallikrein for the treatment of HAE, acquired with Dyax in January 2016.

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OTHER FOURTH QUARTER 2015 DEVELOPMENTS

Proposed combination with Baxalta

•	On January 11, 2016 Shire announced that the boards of directors of both companies have reached an agreement under which Shire will combine with Baxalta. Under the agreement, Baxalta shareholders will receive $18.00 in cash and 0.1482 Shire ADSs per Baxalta share. Based on Shire’s closing ADS price on January 8, 2016, this implied a total current value of $45.57 per Baxalta share, representing an aggregate consideration of approximately $32 billion. The exchange ratio is based on Shire’s 30-day trading day volume weighted average ADS price of $199.03 as of January 8, 2016, which implied a total value of $47.50 per Baxalta share.

Acquisition of Dyax

•	On January 22, 2016 Shire announced the closing of the acquisition of Dyax for $5.9 billion. With the acquisition, Shire acquired the global rights to DX-2930, a Phase 3, fully humanized monoclonal antibody targeting plasma kallikrein with proof-of-concept Phase 1B efficacy data. These data demonstrate a greater than 90% reduction in HAE attacks compared to placebo in the 300mg/400mg arms in patients with more than 2 attacks in the 3 months prior to study entry. DX-2930 has received Fast Track, Breakthrough Therapy, and Orphan Drug designations by the FDA and has also received Orphan Drug status in the EU. If approved for the prevention of Type 1 and Type 2 HAE, Shire believes that DX-2930 could generate estimated annual global sales of up to $2 billion.

BOARD AND COMMITTEE CHANGES

On February 10, 2016 Shire announced that David Kappler will step down as Deputy Chairman and Senior Independent Director of the Board of Directors, and that William Burns, Non-Executive Director and member of the Remuneration, Nomination and Science & Technology Committees, will be appointed Senior Independent Director. Both of these changes will be effective upon the conclusion of the Annual General Meeting (“AGM”) to be held on April 28, 2016.

DIVIDEND

In respect of the six months ended December 31, 2015 the Board has resolved to pay an interim dividend of 22.16 US cents per Ordinary Share (2014: 19.09 US cents per Ordinary Share).

Dividend payments will be made in Pounds Sterling to holders of Ordinary Shares and in US Dollars to holders of ADSs. A dividend of 15.32(1) pence per Ordinary Share (2014: 12.51 pence) and 66.48 US cents per ADS (2014: 57.27 US cents) will be paid on April 12, 2016 to shareholders on the register as at the close of business on March 11, 2016.

Together with the first interim payment of 4.21 US cents per Ordinary Share (2014: 3.83 US cents per Ordinary Share), this represents total dividends for 2015 of 26.37 US cents per Ordinary Share (2014: 22.92 US cents per Ordinary Share), an increase of 15% in US Dollar terms.

(1) Translated using a GBP:USD exchange rate of 1.4466.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Media
- Michele Galen	mgalen@shire.com	+1 781 482 1867
- Gwen Fisher	gfisher@shire.com	+1 484 595 9836
- Brooke Clarke	brclarke@shire.com	+44 1256 894829

Dial in details for the live conference call for investors at 14:00 GMT / 09:00 EST on February 11, 2016:

UK dial in:	0808 237 0030 or 020 3139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here
Password/Conf ID:	83231093#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 GMT / 08:00 EST on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

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OVERVIEW OF FULL YEAR 2015 FINANCIAL RESULTS

1. Product sales

For the year to December 31, 2015 product sales increased by 5% to $6,099.9 million (2014: $5,830.4 million) and represented 95% of total revenues (2014: 97%).

		Year on year growth			US Exit Market Share(2)
Product sales	Sales $M	Sales	Non GAAP CER(1)	US Rx(2)

VYVANSE	1,722.2	+19%	+21%	+8%	17%
LIALDA/MEZAVANT	684.4	+8%	+10%	+10%	36%
CINRYZE	617.7	+23%	+24%	n/a(3)	n/a(3)
ELAPRASE	552.6	-7%	+4%	n/a(3)	n/a(3)
FIRAZYR	445.0	+22%	+25%	n/a(3)	n/a(3)
REPLAGAL	441.2	-12%	+1%	n/a(4)	n/a(4)
ADDERALL XR®	362.8	-5%	-4%	+10%	5%
VPRIV	342.4	-7%	+1%	n/a(3)	n/a(3)
PENTASA®	305.8	+6%	+6%	-7%	12%
GATTEX/REVESTIVE	141.7	n/a	n/a	n/a(3)	n/a(3)
INTUNIV	65.1	-80%	-79%	-70%	1%
NATPARA	24.4	n/a	n/a	n/a(3)	n/a(3)
OTHER	394.6	-6%	+3%	n/a	n/a
Total	6,099.9	+5%	+9%

(1)	On a CER basis, which is a Non GAAP measure.

(2)	This information is an estimate derived from the use of information under license from the following IMS Health information service: IMS NPA Weekly (“IMS NPA”) for the period January 17, 2014 to January 22, 2016. IMS expressly reserves all rights, including rights of copying, distribution and republication. Exit market share represents the average US market share in the month ended December 31, 2015.

(3)	IMS NPA data not available.

(4)	Not sold in the US in Q4 2015.

VYVANSE – ADHD and BED

VYVANSE product sales grew strongly (up 19%) in 2015. Growth was driven by prescription growth in the US (up 8%), the benefit of price increases and to a lesser extent the benefit of stocking in 2015 as compared to destocking in 2014 and growth from international markets. This growth was partially offset by higher sales deductions as a percentage of product sales in 2015 as compared to 2014.

LIALDA/MEZAVANT – Ulcerative Colitis

The 8% growth in product sales for LIALDA/MEZAVANT in 2015 was primarily driven by higher prescription demand (up 10%) and, to a lesser extent, a price increase taken at the beginning of 2015. The growth was partially offset by higher sales deductions as a percentage of sales in 2015 as compared to 2014 and, to a lesser extent, the effect of slight destocking in 2015 compared to stocking in 2014.

CINRYZE – for the prophylactic treatment of HAE

CINRYZE sales were up 23% on 2014, primarily driven by strong growth in patients on therapy and, to a lesser extent, sales also benefited from a price increase taken since 2014.

ELAPRASE – Hunter syndrome

ELAPRASE product sales were down 7% (up 4% on a Non GAAP CER basis) reflecting the negative impact of foreign exchange movements and, to a lesser extent, a lower average price due to pricing pressures and geographic mix. These negative factors were partially offset by higher volumes, primarily due to an increase in the number of patients on therapy.

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FIRAZYR – for the treatment of acute HAE attacks

FIRAZYR product sales were up 22% compared to 2014, driven by a higher number of patients on therapy and, to a lesser extent, the effect of price increases in the US market.

REPLAGAL – Fabry disease

REPLAGAL sales were down 12% compared to 2014 (up 1% on a Non GAAP CER basis), as the benefit of more patients on therapy was more than offset by the negative impact of foreign exchange and, to a lesser extent, pricing pressures.

ADDERALL XR – ADHD

ADDERALL XR product sales were down 5% in 2015, as growth in prescription demand (up 10%) was more than offset by higher sales deductions as a percentage of product sales in 2015 compared to 2014, primarily due to the mix of business.

VPRIV – Gaucher disease

VPRIV product sales were down 7% (up 1% on a Non GAAP CER basis), as sales growth was negatively impacted by foreign exchange and the impact of new competition in the US market partially offset by higher utilization per patient.

PENTASA – Ulcerative Colitis

PENTASA product sales were up 6% as the benefit of price increases was partially offset by higher sales deductions as a percentage of product sales and lower prescription demand in 2015 compared to 2014.

GATTEX – Short Bowel Syndrome (“SBS”)

Shire acquired GATTEX/REVESTIVE through its acquisition of NPS on February 21, 2015, and recorded sales of $142 million in 2015 (up 51% on a pro-forma basis(1)).

(1) Sales prior to February 21, 2015 were recorded by NPS, prior to the acquisition by Shire.

INTUNIV – ADHD

INTUNIV product sales were down 80% compared to 2014, reflecting the impact of generic competitors since December 2014.

NATPARA – Hypoparathyroidism

Shire made NATPARA available on April 1, 2015, after acquiring the product through its acquisition of NPS, and following a strong US launch, sales of $24 million were recorded in 2015.

2.	Royalties

Product	Royalties to Shire $M	Year on year growth	CER
SENSIPAR	114.5	n/a	n/a
3TC® and ZEFFIX®	49.1	+45%	+45%
FOSRENOL®	46.1	-10%	+3%
ADDERALL XR	26.0	-10%	-10%
INTUNIV	27.8	+26%	+26%
Other	37.0	+50%	+50%
Total	300.5	+87%	+91%

Royalty income increased by 87% in 2015 due primarily to the inclusion of royalty income receivable from Amgen Inc. for SENSIPAR (following the acquisition of NPS by Shire in February 2015).

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3.	Financial details

Cost of product sales

	2015	% of product sales	2014	% of product sales
	$M		$M
Cost of product sales (US GAAP)	969.0	15.9%	979.3	16.8%
Unwind of inventory fair value adjustment	(31.1)		(91.9)
Costs of employee retention awards following AbbVie's terminated offer for Shire	(7.1)		-
Depreciation	(46.1)		(57.1)
Cost of product sales (Non GAAP)	884.7	14.5%	830.3	14.2%

Non GAAP cost of product sales as a percentage of product sales increased by 0.3% in 2015 compared to 2014. Cost of product sales as a percentage of product sales was slightly higher in 2015 than 2014 principally due to the inclusion of lower margin products acquired with NPS.

US GAAP cost of product sales as a percentage of product sales was 0.9% lower than in 2014, as the impact to the inclusion of lower margin products acquired with NPS was more than offset by lower charges on the unwind of fair value adjustments on acquired inventories.

R&D

	2015	% of product sales	2014	% of product sales
	$M		$M
R&D (US GAAP)	1,564.0	26%	1,067.5	18%
Impairment of IPR&D intangible assets	(643.7)		(190.3)
Payment in respect of in-licensed and acquired products	-		(12.5)
Costs of employee retention awards following AbbVie's terminated offer for Shire	(14.5)		-
Depreciation	(21.7)		(24.5)
R&D (Non GAAP)	884.1	14%	840.2	14%

Non GAAP R&D increased by $43.9 million, or 5%, due to the inclusion of NPS costs since February 2015 and increased investment in existing pipeline programs, partially offset by lower spend on certain programs in 2014 which was not repeated in 2015.

US GAAP R&D increased by $496.5 million, or 47%, as 2015 included higher IPR&D impairment charges compared to 2014, principally an impairment charge of $467 million following negative clinical trial results and the reassessment of the commercial potential for SHP625.

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SG&A

	2015	% of product sales	2014	% of product sales
	$M		$M
SG&A (US GAAP)	2,341.2	38%	2,025.8	35%
Intangible asset amortization	(498.7)		(243.8)
Legal and litigation costs	(9.5)		(9.2)
Costs incurred in connection with AbbVie’s terminated offer for Shire (including employee retention awards)	(38.5)		(95.8)
Depreciation	(70.7)		(81.9)
SG&A (Non GAAP)	1,723.8	28%	1,595.1	27%

Non GAAP SG&A increased by $128.7 million, or 8%, due to the inclusion of NPS’s SG&A (approximately 5 percentage points of the increase) and increased sales and marketing spend supporting the launch of VYVANSE for the treatment of BED and the anticipated launch of lifitegrast for the treatment of DED.

US GAAP SG&A increased by $315.4 million, or 16%, a higher rate of increase than on a Non GAAP basis, as 2015 included significantly higher amortization of intangible assets acquired with NPS.

Gain on sale of product rights

For the year to December 31, 2015 Shire recorded a net gain on sale of product rights of $14.7 million (2014: $88.2 million) due primarily to the re-measurement of the contingent consideration receivable relating to the divestment of DAYTRANA. In 2014 Shire additionally recorded a net gain on sale of product rights following the divestment of CALCICHEW, VANCOCIN, ESTRACE and EXPUTEX.

Reorganization costs

For the year to December 31, 2015 Shire recorded reorganization costs of $97.9 million (2014: $180.9 million) primarily related to the relocation of roles from Chesterbrook to Lexington. 2014 also included costs relating to the One Shire reorganization, including termination benefits and other reorganization costs.

Integration and acquisition costs

For the year to December 31, 2015 Shire recorded net integration and acquisition costs of $39.8 million, representing acquisition and integration costs of $189.7 million, primarily related to NPS, ViroPharma Incorporated (“ViroPharma”), Baxalta and Dyax. These costs were offset by a net credit of $149.9 million on the change in fair value of contingent consideration liabilities, primarily relating to SHP625 (acquired with Lumena Pharmaceuticals, Inc.) and SHP608 (acquired with Lotus Tissue Repair, Inc.).

In 2014 Shire recorded integration and acquisition costs of $158.8 million, comprising acquisition and integration costs of $144.1 million, primarily related to ViroPharma, and a $14.7 million charge relating to the change in the fair value of contingent consideration liabilities.

Interest expense

For the year to December 31, 2015 Shire incurred interest expense of $41.6 million (2014: $30.8 million). Interest expense in 2015 principally relates to interest and financing costs incurred on facilities drawn down in respect of the acquisition of NPS.

13

Taxation

The effective tax rate on Non GAAP income in 2015 was 16% (2014: 18%) and the effective tax rate on US GAAP income from continuing operations was 3% (2014: 2%).

The effective rate of tax on Non GAAP income from continuing operations in 2015 is lower than the same period in 2014, primarily due the release of certain valuation allowances, increased research and development credits, the effect of the finalization of various tax returns and changes in profit mix.

In addition to the above factors, the effective rate of tax on US GAAP income from continuing operations in 2015 is low, primarily due to deferred tax movements which do not reduce the Company’s cash tax liability. Excluding the effect of these items, the effective US GAAP tax rate would be approximately 14%.

The effective rate of tax on US GAAP income in 2014 included the non-taxable receipt of the break fee from AbbVie and a net credit to income taxes following the settlement with the Canadian revenue authorities.

Discontinued operations

The loss from discontinued operations for the year to December 31, 2015 was $34.1 million net of tax (2014: gain of $122.7 million). The charge in 2015 primarily related to a change in estimate for onerous lease provisions.

The gain on discontinued operations in 2014 included a tax credit of $211.3 million primarily driven by a tax benefit arising following a reorganization of the Regenerative Medicine business undertaken in Q4 2014, associated with the divestment of the DERMAGRAFT® business in Q1 2014. The gain was partially offset by costs associated with the divestment of the DERMAGRAFT business, including a loss on re-measurement of contingent consideration receivable from Organogenesis Inc. to its fair value.

14

FINANCIAL INFORMATION

15

Unaudited US GAAP financial position as of December 31, 2015 and 2014
Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	135.5	2,982.4
Restricted cash	86.0	54.6
Accounts receivable, net	1,201.2	1,035.1
Inventories	635.4	544.8
Deferred tax asset(1)	-	344.7
Prepaid expenses and other current assets	197.4	221.5

Total current assets	2,255.5	5,183.1

Non-current assets:
Investments	50.8	43.7
Property, plant and equipment ("PP&E"), net	828.1	837.5
Goodwill	4,147.8	2,474.9
Other intangible assets, net	9,173.3	4,934.4
Deferred tax asset	121.0	112.1
Other non-current assets	33.3	46.4

Total assets	16,609.8	13,632.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,050.6	1,909.4
Short term borrowings	1,511.5	850.0
Other current liabilities	144.0	262.5

Total current liabilities	3,706.1	3,021.9

Non-current liabilities:
Long term borrowings	69.9	-
Deferred tax liability	2,205.9	1,210.6
Other non-current liabilities	798.8	736.7

Total liabilities	6,780.7	4,969.2

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 601.1 million shares issued and outstanding (2014: 1,000 million shares authorized; and 599.1 million shares issued and outstanding)	58.9	58.7
Additional paid-in capital	4,486.3	4,338.0
Treasury stock: 9.7 million shares (2014: 10.6 million)	(320.6)	(345.9)
Accumulated other comprehensive loss	(183.8)	(31.5)
Retained earnings	5,788.3	4,643.6

Total equity	9,829.1	8,662.9

Total liabilities and equity	16,609.8	13,632.1

(1) ASU No.2015-17, which requires entities to present deferred tax assets and liabilities as non-current, has been adopted on a prospective basis in 2015.

16

Unaudited US GAAP results for the three months and year to December 31, 2015 and 2014
Consolidated Statements of Income

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M
Revenues:
Product sales	1,623.7	1,500.7	6,099.9	5,830.4
Royalties	82.3	59.4	300.5	160.8
Other revenues	9.7	16.0	16.3	30.9
Total revenues	1,715.7	1,576.1	6,416.7	6,022.1

Costs and expenses:
Cost of product sales	250.5	218.5	969.0	979.3
R&D(1)	353.2	241.5	1,564.0	1,067.5
SG&A(2)	632.3	576.4	2,341.2	2,025.8
Gain on sale of product rights	(1.7)	(2.0)	(14.7)	(88.2)
Reorganization costs	38.3	57.5	97.9	180.9
Integration and acquisition costs	86.6	3.0	39.8	158.8
Total operating expenses	1,359.2	1,094.9	4,997.2	4,324.1

Operating income from continuing operations	356.5	481.2	1,419.5	1,698.0

Interest income	0.8	1.9	4.2	24.7
Interest expense	(10.0)	(5.1)	(41.6)	(30.8)
Other (expense)/income, net	(8.2)	(5.9)	3.7	8.9
Receipt of break fee	-	1,635.4	-	1,635.4

Income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees	339.1	2,107.5	1,385.8	3,336.2
Income taxes	(55.1)	(120.8)	(46.1)	(56.1)
Equity in (losses)/earnings of equity method investees, net of taxes	(0.6)	(1.1)	(2.2)	2.7
Income from continuing operations, net of tax	283.4	1,985.6	1,337.5	3,282.8
(Loss)/gain from discontinued operations, net of taxes	(2.8)	186.7	(34.1)	122.7
Net income	280.6	2,172.3	1,303.4	3,405.5

(1)	R&D includes impairments of IPR&D intangible assets of $120.4 for the three months to December 31, 2015 (2014: $2.3 million) and $643.7 million for the year to December 31, 2015 (2014: $190.3 million).

(2)	SG&A includes amortization of intangible assets relating to intellectual property rights acquired of $146.4 million for the three months to December 31, 2015 (2014: $61.9 million) and $498.7 million for the year to December 31, 2015 (2014: $243.8 million).

17

Unaudited US GAAP results for the three months and year to December 31, 2015 and 2014
Consolidated Statements of Income (continued)

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
Earnings per Ordinary Share – basic
Earnings from continuing operations	47.9c	338.3c	226.5c	559.6c
(Loss)/gain from discontinued operations	(0.5c)	31.8c	(5.8c)	20.9c

Earnings per Ordinary Share – basic	47.4c	370.1c	220.7c	580.5c

Earnings per ADS – basic	142.2c	1,110.3c	662.1c	1,741.5c

Earnings per Ordinary Share – diluted
Earnings from continuing operations	47.8c	335.7c	225.5c	555.2c
(Loss)/gain from discontinued operations	(0.5c)	31.6c	(5.8c)	20.8c

Earnings per Ordinary Share – diluted	47.3c	367.3c	219.7c	576.0c

Earnings per ADS – diluted	141.9c	1,101.9c	659.1c	1,728.0c

Weighted average number of shares:
	Millions	Millions	Millions	Millions

Basic	591.2	586.9	590.4	586.7
Diluted	593.3	591.4	593.1	591.3
18

Unaudited US GAAP results for the three months and year to December 31, 2015 and 2014
Consolidated Statements of Cash Flows

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	280.6	2,172.3	1,303.4	3,405.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	179.8	100.2	637.2	407.3
Share based compensation	29.5	18.7	100.3	97.0
Change in fair value of contingent consideration	46.6	(11.6)	(149.9)	14.7
Impairment of intangible assets	120.4	2.3	643.7	190.3
Gain on sale of product rights	(1.7)	(2.0)	(14.7)	(54.6)
Unwind of inventory fair value step-up	8.1	1.3	31.1	91.9
Other, net	15.4	(1.1)	12.5	29.4
Movement in deferred taxes	(19.9)	(77.4)	(198.2)	(14.3)
Equity in losses/(earnings) of equity method investees	0.6	1.1	2.2	(2.7)
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	76.7	26.0	(211.4)	(66.1)
(Decrease)/increase in sales deduction accrual	(2.4)	79.4	97.6	107.6
Increase in inventory	(41.5)	(9.5)	(63.2)	(25.3)
Decrease in prepayments and other assets	16.0	157.1	37.2	42.4
Increase in accounts payable and other liabilities	53.6	98.1	109.2	5.3
Net cash provided by operating activities(A)	761.8	2,554.9	2,337.0	4,228.4

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	16.0	(0.3)	(32.0)	(32.6)
Purchases of subsidiary undertakings and businesses, net of cash acquired	-	-	(5,553.4)	(4,104.4)
Purchases of non-current investments	(4.3)	(0.3)	(9.5)	(23.1)
Purchases of PP&E	(52.6)	(27.2)	(114.7)	(77.0)
Proceeds from short-term investments	-	-	67.0	57.8
Proceeds from disposal of non-current investments	0.2	0.2	18.7	21.5
Proceeds received on sale of product rights	3.0	4.3	17.5	127.0
Other, net	(16.2)	(1.1)	(13.5)	0.2
Net cash used in investing activities(B)	(53.9)	(24.4)	(5,619.9)	(4,030.6)
19

Unaudited US GAAP results for the three months and year to December 31, 2015 and 2014
Consolidated Statements of Cash Flows (continued)

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from revolving line of credit, long term and short term borrowings	110.0	-	3,760.8	2,310.8
Repayment of revolving line of credit and short term borrowings	(624.8)	-	(3,110.9)	(1,461.8)
Repayment of debt acquired through business combinations	-	-	-	(551.5)
Proceeds from ViroPharma call options	-	-	-	346.7
Payment of dividend	(24.2)	(21.6)	(134.4)	(121.2)
Excess tax benefit associated with exercise of stock options	1.9	2.3	32.4	39.7
Proceeds from exercise of options	15.8	16.2	16.6	17.4
Facility arrangement fee	(20.8)	(6.8)	(24.1)	(10.2)
Contingent consideration payments	(92.4)	(2.4)	(101.2)	(15.2)
Other, net	18.6	(0.4)	(0.2)	(0.2)
Net cash (used in)/provided by financing activities(C)	(615.9)	(12.7)	439.0	554.5
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(1.5)	(3.1)	(3.0)	(9.3)
Net (decrease)/increase in cash and cash equivalents(A) +(B) +(C) +(D)	90.6	2,514.7	(2,846.9)	743.0
Cash and cash equivalents at beginning of period	44.9	467.7	2,982.4	2,239.4
Cash and cash equivalents at end of period	135.5	2,982.4	135.5	2,982.4

20

Unaudited US GAAP results for the three months and year to December 31, 2015 and 2014

Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M

Income from continuing operations	283.4	1,985.6	1,337.5	3,282.8
(Loss)/gain from discontinued operations	(2.8)	186.7	(34.1)	122.7

Numerator for EPS	280.6	2,172.3	1,303.4	3,405.5

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	591.2	586.9	590.4	586.7
Effect of dilutive shares:
Share based awards to employees(2)	2.1	4.5	2.7	4.6

Diluted	593.3	591.4	593.1	591.3

(1)	Excludes shares purchased by the employee benefit trust and under the share buy-back program and presented by Shire as treasury stock.

(2)	Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	3.9	0.3	3.4	0.3

(1)	Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

21

Unaudited US GAAP results for the year to December 31, 2015 and 2014

Selected Notes to the Financial Statements

(2) Analysis of revenues

Year to December 31,	2015	2014	2015	2015
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	1,722.2	1,449.0	19%	27%
LIALDA/MEZAVANT	684.4	633.8	8%	11%
CINRYZE	617.7	503.0	23%	10%
ELAPRASE	552.6	592.8	-7%	9%
FIRAZYR	445.0	364.2	22%	7%
REPLAGAL	441.2	500.4	-12%	7%
ADDERALL XR	362.8	383.2	-5%	6%
VPRIV	342.4	366.7	-7%	5%
PENTASA	305.8	289.7	6%	5%
FOSRENOL	177.6	183.0	-3%	3%
GATTEX/REVESTIVE	141.7	-	n/a	2%
XAGRID®	100.8	108.5	-7%	2%
INTUNIV	65.1	327.2	-80%	1%
NATPARA	24.4	-	n/a	<1%
Other product sales	116.2	128.9	-10%	2%
Total product sales	6,099.9	5,830.4	5%	95%
Royalties:
SENSIPAR	114.5	-	n/a	2%
3TC and ZEFFIX	49.1	33.9	45%	1%
FOSRENOL	46.1	51.4	-10%	1%
INTUNIV	27.8	22.0	26%	<1%
ADDERALL XR	26.0	28.9	-10%	<1%
Other	37.0	24.6	50%	<1%
Total royalties	300.5	160.8	87%	5%
Other revenues	16.3	30.9	-47%	<1%
Total revenues	6,416.7	6,022.1	7%	100%
22

Unaudited US GAAP results for the three months to December 31, 2015 and 2014

Selected Notes to the Financial Statements

(2) Analysis of revenues

3 months to December 31,	2015	2014	2015	2015
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	453.3	383.4	18%	26%
LIALDA/MEZAVANT	201.4	184.7	9%	12%
CINRYZE	143.3	142.4	1%	8%
ELAPRASE	147.1	143.3	3%	9%
FIRAZYR	125.2	101.9	23%	7%
REPLAGAL	115.7	119.7	-3%	7%
ADDERALL XR	103.1	103.0	0%	6%
VPRIV	86.2	93.7	-8%	5%
PENTASA	73.1	75.9	-4%	4%
FOSRENOL	44.7	46.8	-4%	3%
GATTEX/REVESTIVE	46.5	-	n/a	3%
XAGRID	25.8	26.4	-2%	2%
INTUNIV	20.1	48.2	-58%	1%
NATPARA	11.6	-	n/a	<1%
Other product sales	26.6	31.3	-15%	2%
Total product sales	1,623.7	1,500.7	8%	95%
Royalties:
SENSIPAR	34.5	-	n/a	2%
3TC and ZEFFIX	19.2	9.3	106%	1%
FOSRENOL	13.7	14.6	-6%	<1%
INTUNIV	-	22.0	n/a	0%
ADDERALL XR	3.8	5.9	-36%	<1%
Other	11.1	7.6	46%	<1%
Total royalties	82.3	59.4	39%	5%
Other revenues	9.7	16.0	-39%	<1%
Total revenues	1,715.7	1,576.1	9%	100%
23

Unaudited results for the year to December 31, 2015

Non GAAP reconciliation

Year to December 31, 2015	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	6,416.7	-	-	-	-	-	-	6,416.7

Costs and expenses:
Cost of product sales	969.0	-	(31.1)	-	-	(7.1)	(46.1)	884.7
R&D	1,564.0	(643.7)	-	-	-	(14.5)	(21.7)	884.1
SG&A	2,341.2	(498.7)	-	-	(9.5)	(38.5)	(70.7)	1,723.8
Gain on sale of product rights	(14.7)	-	-	14.7	-	-	-	-
Reorganization costs	97.9	-	-	(97.9)	-	-	-	-
Integration and acquisition costs	39.8	-	(39.8)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	138.5	138.5
Total operating expenses	4,997.2	(1,142.4)	(70.9)	(83.2)	(9.5)	(60.1)	-	3,631.1

Operating income	1,419.5	1,142.4	70.9	83.2	9.5	60.1	-	2,785.6

Interest income	4.2	-	-	-	-	(1.1)	-	3.1
Interest expense	(41.6)	-	-	-	-	-	-	(41.6)
Other income/(expense), net	3.7	-	-	(14.1)	-	-	-	(10.4)
Income before income taxes and equity in losses of equity method investees	1,385.8	1,142.4	70.9	69.1	9.5	59.0	-	2,736.7
Income taxes	(46.1)	(258.4)	(67.9)	(25.8)	(3.5)	(22.7)	-	(424.4)
Equity in losses of equity method investees, net of tax	(2.2)	-	-	-	-	-	-	(2.2)
Income from continuing operations	1,337.5	884.0	3.0	43.3	6.0	36.3	-	2,310.1
Loss from discontinued operations, net of tax	(34.1)	-	-	34.1	-	-	-	-
Net income	1,303.4	884.0	3.0	77.4	6.0	36.3	-	2,310.1
Weighted average number of shares (millions) – diluted	593.1	-	-	-	-	-	-	593.1
Diluted earnings per ADS	659.1c	447.1c	1.6c	39.4c	3.0c	18.3c	-	1,168.5c

The following items are included in Adjustments:

a)	Amortization and asset impairments: Impairment of SHP625 IPR&D intangible asset ($467.0 million), impairment of SHP608 IPR&D intangible asset ($176.7 million), amortization of intangible assets relating to intellectual property rights acquired ($498.7 million), and tax effect of adjustments;

b)	Acquisition and integration activities: Unwind of NPS inventory fair value adjustments ($29.8 million), unwind of ViroPharma inventory fair value adjustments ($1.3 million), acquisition and integration costs primarily associated with NPS, ViroPharma, Dyax and the announced combination with Baxalta ($189.7 million), net credit related to the change in the fair value of contingent consideration liabilities ($149.9 million), and tax effect of adjustments;

c)	Divestments, reorganizations and discontinued operations: Net gain on re-measurement of DAYTRANA contingent consideration to fair value ($13.6 million), gain on disposal of non-core product rights ($1.1 million), costs relating to the One Shire reorganization, primarily costs relating to the relocation of staff from Chesterbrook to Lexington ($97.9 million), gain on sale of long term investments ($14.1 million), tax effect of adjustments and loss from discontinued operations, net of tax ($34.1 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($9.5 million), and tax effect of adjustments;

e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($60.1 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($1.1 million); and

f)	Depreciation reclassification: Depreciation of $138.5 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

24

Unaudited results for the year to December 31, 2014

Non GAAP reconciliation

Year to December 31, 2014	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	6,022.1	-	-	-	-	-	-	6,022.1

Costs and expenses:
Cost of product sales	979.3	-	(91.9)	-	-	-	(57.1)	830.3
R&D	1,067.5	(190.3)	(12.5)	-	-	-	(24.5)	840.2
SG&A	2,025.8	(243.8)	-	-	(9.2)	(95.8)	(81.9)	1,595.1
Gain on sale of product rights	(88.2)	-	-	88.2	-	-	-	-
Reorganization costs	180.9	-	-	(180.9)	-	-	-	-
Integration and acquisition costs	158.8	-	(158.8)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	163.5	163.5
Total operating expenses	4,324.1	(434.1)	(263.2)	(92.7)	(9.2)	(95.8)	-	3,429.1

Operating income	1,698.0	434.1	263.2	92.7	9.2	95.8	-	2,593.0

Interest income	24.7	-	-	-	-	(22.0)	-	2.7
Interest expense	(30.8)	-	-	-	-	-	-	(30.8)
Other income/(expense), net	8.9	-	(4.7)	(15.8)	-	-	-	(11.6)
Receipt of break fee	1,635.4	-	-	-	-	(1,635.4)	-	-
Income before income taxes and equity in earnings of equity method investees	3,336.2	434.1	258.5	76.9	9.2	(1,561.6)	-	2,553.3
Income taxes	(56.1)	(126.7)	(24.1)	(22.2)	(3.4)	(235.0)	-	(467.5)
Equity in earnings of equity method investees, net of tax	2.7	-	-	-	-	-	-	2.7
Income from continuing operations	3,282.8	307.4	234.4	54.7	5.8	(1,796.6)	-	2,088.5
Gain from discontinued operations, net of tax	122.7	-	-	(122.7)	-	-	-	-
Net income	3,405.5	307.4	234.4	(68.0)	5.8	(1,796.6)	-	2,088.5
Weighted average number of shares (millions) – diluted	591.3	-	-	-	-	-	-	591.3
Diluted earnings per ADS	1,728.0c	155.9c	118.7c	(34.6c)	3.0c	(911.4c)	-	1,059.6c

The following items are included in Adjustments:

a)	Amortization and asset impairments: Impairment of IPR&D intangible assets ($190.3 million), amortization of intangible assets relating to intellectual property rights acquired ($243.8 million), and tax effect of adjustments;

b)	Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($91.9 million), payments in respect of in-licensed and acquired products ($12.5 million), costs primarily associated with the acquisition and integration of ViroPharma ($144.1 million), net charge related to the change in fair values of contingent consideration liabilities ($14.7 million), gain on settlement of pre-existing relationship with an acquired business ($4.7 million), and tax effect of adjustments;

c)	Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($88.2 million), costs relating to the One Shire reorganization ($180.9 million), gain on sale of long term investments ($15.8 million), tax effect of adjustments and gain from discontinued operations, net of tax ($122.7 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($9.2 million), and tax effect of adjustments;

e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($95.8 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($22.0 million), receipt of break fee from AbbVie ($1,635.4 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($235.0 million), and tax effect of adjustments; and

f)	Depreciation reclassification: Depreciation of $163.5 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

25

Unaudited results for the three months to December 31, 2015

Non GAAP reconciliation

3 months to December 31, 2015	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,715.7	-	-	-	-	-	-	1,715.7

Costs and expenses:
Cost of product sales	250.5	-	(8.1)	-	-	(0.6)	(11.7)	230.1
R&D	353.2	(120.4)	-	-	-	(1.0)	(4.5)	227.3
SG&A	632.3	(146.4)	-	-	(5.1)	(2.5)	(17.2)	461.1
Gain on sale of product rights	(1.7)	-	-	1.7	-	-	-	-
Reorganization costs	38.3	-	-	(38.3)	-	-	-	-
Integration and acquisition costs	86.6	-	(86.6)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	33.4	33.4
Total operating expenses	1,359.2	(266.8)	(94.7)	(36.6)	(5.1)	(4.1)	-	951.9

Operating income	356.5	266.8	94.7	36.6	5.1	4.1	-	763.8

Interest income	0.8	-	-	-	-	-	-	0.8
Interest expense	(10.0)	-	-	-	-	-	-	(10.0)
Other expense, net	(8.2)	-	-	-	-	-	-	(8.2)
Income before income taxes and equity in losses of equity method investees	339.1	266.8	94.7	36.6	5.1	4.1	-	746.4
Income taxes	(55.1)	(70.5)	(14.8)	(12.5)	(1.9)	(3.4)	-	(158.2)
Equity in losses of equity method investees, net of tax	(0.6)	-	-	-	-	-	-	(0.6)
Income from continuing operations	283.4	196.3	79.9	24.1	3.2	0.7	-	587.6
Loss from discontinued operations, net of tax	(2.8)	-	-	2.8	-	-	-	-
Net income	280.6	196.3	79.9	26.9	3.2	0.7	-	587.6
Weighted average number of shares (millions) – diluted	593.3	-	-	-	-	-	-	593.3
Diluted earnings per ADS	141.9c	99.3c	40.5c	13.5c	1.5c	0.3c	-	297.1c

The following items are included in Adjustments:

(a)	Amortization and asset impairments: Impairment of SHP625 IPR&D intangible asset ($120.4 million), amortization of intangible assets relating to intellectual property rights acquired ($146.4 million), and tax effect of adjustments;

(b)	Acquisition and integration activities: Unwind of NPS inventory fair value adjustments ($8.1 million), acquisition and integration costs primarily associated with NPS, ViroPharma, Dyax and the announced combination with Baxalta ($40.0 million), charges related to the change in fair value of contingent consideration liabilities ($46.6 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Gain on re-measurement of DAYTRANA contingent consideration to fair value ($1.7 million), costs relating to the One Shire reorganization, primarily costs relating to the relocation of staff from Chesterbrook to Lexington ($38.3 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($2.8 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($5.1 million), and tax effect of adjustments;

(e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($4.1 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $33.4 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

26

Unaudited results for the three months to December 31, 2014

Non GAAP reconciliation

3 months to December 31, 2014	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,576.1	-	-	-	-	-	-	1,576.1

Costs and expenses:
Cost of product sales	218.5	-	(1.3)	-	-	-	(12.2)	205.0
R&D	241.5	(2.3)	-	-	-	-	(6.8)	232.4
SG&A	576.4	(61.9)	-	-	(2.0)	(48.3)	(19.3)	444.9
Gain on sale of product rights	(2.0)	-	-	2.0	-	-	-	-
Reorganization costs	57.5	-	-	(57.5)	-	-	-	-
Integration and acquisition costs	3.0	-	(3.0)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	38.3	38.3
Total operating expenses	1,094.9	(64.2)	(4.3)	(55.5)	(2.0)	(48.3)	-	920.6

Operating income	481.2	64.2	4.3	55.5	2.0	48.3	-	655.5

Interest income	1.9	-	-	-	-	(0.6)	-	1.3
Interest expense	(5.1)	-	-	-	-	-	-	(5.1)
Other expense, net	(5.9)	-	-	-	-	-	-	(5.9)
Receipt of break fee	1,635.4	-	-	-	-	(1,635.4)	-	-
Income before income taxes and equity in losses of equity method investees	2,107.5	64.2	4.3	55.5	2.0	(1,587.7)	-	645.8
Income taxes	(120.8)	(21.2)	19.3	(10.7)	(0.8)	8.7	-	(125.5)
Equity in losses of equity method investees, net of tax	(1.1)	-	-	-	-	-	-	(1.1)
Income from continuing operations	1,985.6	43.0	23.6	44.8	1.2	(1,579.0)	-	519.2
Gain from discontinued operations, net of tax	186.7	-	-	(186.7)	-	-	-	-
Net income	2,172.3	43.0	23.6	(141.9)	1.2	(1,579.0)	-	519.2
Weighted average number of shares (millions) – diluted	591.4	-	-	-	-	-	-	591.4
Diluted earnings per ADS	1,101.9c	21.9c	12.0c	(72.0c)	0.6c	(801.0c)	-	263.4c

The following items are included in Adjustments:

(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($61.9 million), impairment of IPR&D intangible assets ($2.3 million), and tax effect of adjustments;

(b)	Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($1.3 million), costs primarily associated with the acquisition and integration of ViroPharma ($14.6 million), net credit related to the change in fair value of contingent consideration liabilities ($11.6 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($2.0 million), costs relating to the One Shire reorganization ($57.5 million), tax effect of adjustments, and gain from discontinued operations, net of tax ($186.7 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($2.0 million), and tax effect of adjustments;

(e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($48.3 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($0.6 million), receipt of break fee from AbbVie ($1,635.4 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($8.7 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $38.3 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months and year to December 31, 2015 and 2014

Non GAAP reconciliation

The following table reconciles US GAAP net income to Non GAAP EBITDA:

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M
US GAAP Net Income	280.6	2,172.3	1,303.4	3,405.5
(Deduct)/add back:
Loss/(gain) from discontinued operations, net of tax	2.8	(186.7)	34.1	(122.7)
Equity in losses/(earnings) of equity method investees, net of taxes	0.6	1.1	2.2	(2.7)
Income taxes	55.1	120.8	46.1	56.1
Other income/(expense), net	8.2	5.9	(3.7)	(8.9)
Receipt of break fee	-	(1,635.4)	-	(1,635.4)
Interest expense	10.0	5.1	41.6	30.8
Interest income	(0.8)	(1.9)	(4.2)	(24.7)

US GAAP Operating income from continuing operations	356.5	481.2	1,419.5	1,698.0

Amortization	146.4	61.9	498.7	243.8
Depreciation	33.4	38.3	138.5	163.5
Asset impairments	120.4	2.3	643.7	190.3
Acquisition and integration activities	94.7	4.3	70.9	263.2
Divestments, reorganizations and discontinued operations	36.6	55.5	83.2	92.7
Legal and litigation costs	5.1	2.0	9.5	9.2
Other	4.1	48.3	60.1	95.8

Non GAAP EBITDA	797.2	693.8	2,924.1	2,756.5

Depreciation	(33.4)	(38.3)	(138.5)	(163.5)

Non GAAP Operating income from continuing operations	763.8	655.5	2,785.6	2,593.0

Net income margin(1)	16%	138%	20%	57%

Non GAAP EBITDA margin(2)	43%	41%	43%	44%

(1) Net income as a percentage of total revenues.
(2) Non GAAP EBITDA as a percentage of product sales, excluding royalties and other revenues.
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Unaudited results for the three months and year to December 31, 2015 and 2014

Non GAAP reconciliation

The following table reconciles US GAAP product sales to Non GAAP Gross Margin:

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M
US GAAP Product Sales	1,623.7	1,500.7	6,099.9	5,830.4
(Deduct)/add back:
Cost of product sales (US GAAP)	(250.5)	(218.5)	(969.0)	(979.3)
Unwind of inventory fair value step-up	8.1	1.3	31.1	91.9
Costs of employee retention awards following AbbVie's terminated offer for Shire	0.6	-	7.1	-
Depreciation	11.7	12.2	46.1	57.1
Non GAAP Gross Margin	1,393.6	1,295.7	5,215.2	5,000.1

Non GAAP Gross Margin % (1)	85.8%	86.3%	85.5%	85.8%

(1) Gross Product Margin as a percentage of product sales.

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M
Net cash provided by operating activities	761.8	2,554.9	2,337.0	4,228.4
Tax and interest payments, net	51.6	49.3	85.2	213.0
Receipt from the Canadian revenue authorities	-	(169.0)	-	(417.0)
Up-front payments in respect of in-licensed and acquired products	-	-	-	12.5
Receipt of break fee	-	(1,635.4)	-	(1,635.4)
Non GAAP cash generation	813.4	799.8	2,422.2	2,401.5

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to December 31,		Year to December 31,
	2015	2014	2015	2014
	$M	$M	$M	$M
Net cash provided by operating activities	761.8	2,554.9	2,337.0	4,228.4
Up-front payments in respect of in-licensed and acquired products	-	-	-	12.5
Capital expenditure	(52.6)	(27.2)	(114.7)	(77.0)
Receipt of break fee	-	(1,635.4)	-	(1,635.4)
Non GAAP free cash flow	709.2	892.3	2,222.3	2,528.5
29

Non GAAP net (debt)/cash comprises:

	December 31,	December 31,
	2015	2014
	$M	$M
Cash and cash equivalents	135.5	2,982.4

Long term borrowings	(69.9)	-
Short term borrowings	(1,511.5)	(850.0)
Other debt	(13.4)	(13.7)
Non GAAP net (debt)/cash	(1,459.3)	2,118.7

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

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THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995(1)

Statements included herein that are not historical facts, including without limitation statements concerning our announced business combination with Baxalta and the timing and financial and strategic benefits thereof, our 20x20 ambition that targets $20 billion in combined product sales by 2020, as well as other targets for future financial results, capital structure, performance and sustainability of the combined company, the combined company’s future strategy, plans, objectives, expectations and intentions, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	the proposed combination with Baxalta may not be completed due to a failure to satisfy certain closing conditions, including any shareholder or regulatory approvals or the receipt of applicable tax opinions;

•	disruption from the proposed transaction with Baxalta may make it more difficult to conduct business as usual or maintain relationships with patients, physicians, employees or suppliers;

•	the combined company may not achieve some or all of the anticipated benefits of Baxalta’s spin-off from Baxter International, Inc. (“Baxter”) and the proposed transaction may have an adverse impact on Baxalta’s existing arrangements with Baxter, including those related to transition, manufacturing and supply services and tax matters;

•	the failure to achieve the strategic objectives with respect to the proposed combination with Baxalta may adversely affect the combined company’s financial condition and results of operations;

•	products and product candidates may not achieve commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for the combined company’s products may affect future revenues, financial condition and results of operations, particularly if there is pressure on pricing of products to treat rare diseases;

•	supply chain or manufacturing disruptions may result in declines in revenue for affected products and commercial traction from competitors; regulatory actions associated with product approvals or changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	the successful development of products in various stages of research and development is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect the combined company’s ability to sell or market products profitably, and fluctuations in buying or distribution patterns by such customers can adversely affect the combined company’s revenues, financial condition or results of operations;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to the combined company’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	adverse outcomes in legal matters and other disputes, including the combined company’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the combined company’s revenues, financial condition or results of operations;

•	Shire is undergoing a corporate reorganization and was the subject of an unsuccessful acquisition proposal and the consequent uncertainty could adversely affect the combined company’s ability to attract and/or retain the highly skilled personnel needed to meet its strategic objectives;

•	failure to achieve the strategic objectives with respect to Shire’s acquisition of NPS Pharmaceuticals Inc. or Dyax may adversely affect the combined company’s financial condition and results of operations;

•	the combined company will be dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on the combined company’s revenues, financial condition or results of operations;

•	the combined company may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners;

(1) The safe harbors for forward-looking statements under the Private Securities Litigation Reform Act of 1995 are not applicable to forward-looking statements, if any, in connection with Shire’s tender offers for Dyax and Baxalta.

31

•	difficulties in integrating Dyax or Baxalta into Shire may lead to the combined company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all; and

other risks and uncertainties detailed from time to time in Shire’s, Dyax’s or Baxalta’s filings with the Securities and Exchange Commission (“SEC”), including those risks outlined in Baxalta’s current Registration Statement on Form S-1, as amended, and in “ITEM 1A: Risk Factors” in Shire’s Annual Report on Form 10-K for the year ended December 31, 2014.

All foward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

32

NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP gross margin; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/(expense); Non GAAP interest income; Non GAAP cash generation; Non GAAP free cash flow, Non GAAP net cash/(debt), Non GAAP EBITDA and Non GAAP EBITDA margin (excluding royalties and other revenues)(1). These Non GAAP measures exclude the effect of certain cash and non-cash items that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s directors.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2015 and 2014, and from our Outlook:

Amortization and asset impairments:

•	Intangible asset amortization and impairment charges; and

•	Other than temporary impairment of investments.

Acquisitions and integration activities:

•	Up-front payments and milestones in respect of in-licensed and acquired products;

•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;

•	Costs associated with the integration of companies; and

•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:

•	Gains and losses on the sale of non-core assets;

•	Costs associated with restructuring and reorganization activities;

•	Termination costs; and

•	Income/(losses) from discontinued operations.

Legal and litigation costs:

•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Other:

•	Net income tax credit (being income tax, interest and estimated penalties) related to the settlement of certain tax positions with the Canadian revenue authorities;

•	Costs associated with AbbVie’s terminated offer for Shire, including costs of employee retention awards; and

•	Break fee received in relation to AbbVie’s terminated offer for Shire.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2015 and 2014 Non GAAP earnings.

__________________________

(1) Non GAAP EBITDA (as calculated on page 28 of this announcement) as a percentage of product sales, excluding royalties and other revenues.

33

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments. In 2014 the receipt of the break fee in relation to AbbVie’s terminated offer for Shire was excluded from cash generation.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business. In 2014 the receipt of the break fee in relation to AbbVie’s terminated offer for Shire was excluded from free cash flow.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 24 to 30.

Growth at CER, which is a Non GAAP measure, is computed by restating 2015 results using average 2014 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the year to December 31, 2015 were $1.53:£1.00 and $1.11:€1.00 (2014: $1.65:£1.00 and $1.33:€1.00). Average exchange rates used by Shire for Q4 2015 were $1.52:£1.00 and $1.09:€1.00 (2014: $1.60:£1.00 and $1.25:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, PENTASA® which is a trade mark of FERRING B.V. Corp, LIALDA® which is a trade mark of Nogra International Limited, MEZAVANT® which is a trade mark of Guiliani International Limited, CALCICHEW® which is a trade mark of Takeda and DAYTRANA® which is a trade mark of Noven Pharmaceutical Inc. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s most recent Annual Report on Form 10-K for the year ended December 31, 2014.

34